Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Alpha Pro Tech, Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus, pertaining to the 2020 Omnibus Incentive Plan, dated September 28, 2020, of Alpha Pro Tech, Ltd. of our report dated March 10, 2020, with respect to the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2019, included in the Annual Report on Form 10-K.

/s/ Tanner LLC

Salt Lake City, Utah

September 28, 2020